Exhibit 99.1

Cynthia A. Demers – Corporate and Government Affairs (480) 754-4090

Stephen D. Blum – Investor Relations (480) 754-5040

The Dial Corporation Stockholders

Re-Elect Three to Board of Directors, Approve Proposal

Scottsdale, Ariz. – June 6, 2002 – The Dial Corporation (NYSE:DL) stockholders, at the Company’s annual meeting today, re-elected the following directors to three-year terms: Herbert M. Baum, 65, Chairman, President and Chief Executive Officer of The Dial Corporation; Donald E. Guinn, 69, Chairman Emeritus of Pacific Telesis Group; and James E. Oesterreicher, 60, former Chairman and Chief Executive Officer of J.C. Penney Company.

                  The Company’s stockholders also approved the Company’s performance goals and other terms under Dial’s Annual Incentive Plan for purposes of Internal Revenue Code Section 162(m).

                  A rebroadcast of the meeting is available on the Company’s Web site at http://investor.info.dialcorp.com/webcasts.cfm through June 13, 2002.

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                  The Dial Corporation is one of America’s leading manufacturers of consumer products, including Dial soaps, Purex laundry detergents, Renuzit air fresheners and Armour Star canned meats. Dial products have been in the American marketplace for more than 100 years. For more information about The Dial Corporation, visit the Company’s Web site at www.dialcorp.com.

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